CONTACT:	- OR -	INVESTOR RELATIONS COUNSEL:
Medis Technologies		The Equity Group Inc.
Robert K. Lifton		Adam Prior(212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

FOR IMMEDIATE RELEASE

MEDIS TECHNOLOGIES ANNOUNCES COMPLETION OF SALE OF
$38 MILLION CONVERTIBLE NOTES DUE 2010

NEW YORK, NY, July 26, 2005 -- Medis Technologies Ltd. (Nasdaq: MDTL) today announced that it completed an offering of $38 million aggregate principal amount of 6% Senior Convertible Notes due 2010 in a private placement. The notes were issued at par. The notes will not have the benefit of any sinking fund and are convertible prior to maturity or redemption into shares of the Company’s common stock at a conversion rate of 57.8035 shares per $1,000 principal amount of notes (or an initial conversion price of $17.30 per share) subject to adjustment. The notes are callable by the Company after two years if the closing price of the Company’s stock for at least 20 trading days within a period of 30 consecutive trading days immediately prior to the notification date of such redemption exceeds $27.68, subject to adjustment. The effective conversion premium of the notes is greater than 10% of the conversion value by reference to the closing price of the Company’s common stock on July 21, 2005, the day the notes were priced.

The Company has also granted to the initial purchaser an option to purchase and sell an additional $7 million aggregate principal amount of notes for a thirty-day period commencing on July 21, 2005, for a total of up to $45 million aggregate principal amount of notes.

The net proceeds will be used for the construction, start-up and other costs related to a fully-automated manufacturing line for the Company’s fuel cell products as well as for working capital and general corporate purposes.

The offering constitutes a private placement under Rule 144A of the Securities Act of 1933 only to qualified institutional buyers. The securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering sold would be unlawful.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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